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NEWS RELEASE

Contact: Alliance Data

Julie Prozeller - Analysts/Investors

Financial Dynamics

212-850-5721

alliancedata@fd.com

Shelley Whiddon - Media

972.348.4310

Shelley.whiddon@alliancedata.com

ALLIANCE DATA SYSTEMS CORPORATION ANNOUNCES PROPOSED SETTLEMENT IN CLASS ACTION

DALLAS, June 13, 2008 - Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that on May 21, 2008, it had entered into a Stipulation of Settlement to settle claims filed subsequent to its May 17, 2007, announcement that it had entered into an Agreement and Plan of Merger to be acquired by Blackstone Capital Partners V L.P., an affiliate of The Blackstone Group. Those cases were consolidated and are now captioned as In re Alliance Data Corp. Class Action & Derivative Litigation, Case No. 07-4689, 68th Judicial District Court of Dallas County, Texas (the "Class Action"). On May 22, 2008, the Court overseeing those claims preliminarily approved the class action settlement. The Settlement Class covered by the Stipulation of Settlement includes: all persons or entities who were record or beneficial holders of ADSC common stock at any time during the period from (and including) May 17, 2007 through August 14, 2007, including the legal representatives, heirs, successors in interest, transferees, and assigns of all such foregoing holders and/or owners. Excluded from the Settlement Class are The Blackstone Group and its affiliates, ADSC's board members, and certain persons related to them.

Pursuant to an Order of the 68th Judicial District Court of Dallas County, Texas a hearing will be held on July 28, 2008 at 9:00 a.m. regarding the proposed settlement (the "Settlement"). The hearing on whether to approve the Settlement in the Class Action will be held before the Honorable Martin Hoffman, District Judge, at the George L. Allen, Sr. Courts Building, 5th Floor New Tower, 600 Commerce, Dallas, Texas 75202. The purpose of the Settlement of the Class Action is to settle the claims asserted on behalf of the Settlement Class against Alliance Data Systems Corporation, J. Michael Parks, Bruce K. Anderson, Roger H. Ballou, Lawrence M. Benveniste, D. Keith Cobb, E. Linn Draper, Jr., Kenneth R. Jensen, and Robert A. Minicucci (collectively, the "Defendants") in exchange for additional disclosures provided to ADSC stockholders in a Supplemental Proxy Statement filed with the Securities and Exchange Commission on July 30, 2007 and the payment of reasonable attorney's fees and expenses to Class Plaintiffs' Counsel in the amount of $380,000.00. At this hearing, the Court will determine: (1) whether the terms of the Settlement described in the Stipulation of Settlement ("Stipulation") dated May 21, 2008 and filed with the Court should be approved as fair, just, reasonable, and adequate; and (2) whether the Class Action should be dismissed with prejudice as set forth in the Stipulation. The Court may adjourn or continue the hearing on the Settlement of the Class Action without further notice to the Settlement Class.

If you are a member of the Settlement Class described above, your rights will be affected. If you are a Settlement Class member and have not yet received the full printed Notice of Proposed Settlement of Class Action ("Notice"), you may obtain copies by calling or writing to the notice administrator at Alliance Data Systems Litigation c/o Berdon Claims Administration LLC, P.O. Box 9014, Jericho, New York 11753-8914, (800)766-3330. You may also download and print the Notice from www.berdonclaims.com. If you were a nominee who held ADSC common stock for any beneficial owner at any time during the period from and including May 17, 2007 through and including August 14, 2007, please consult the Notice for instructions on how notice is to be provided to beneficial owners. For information other than to obtain copies of the Notice, you may contact Counsel for Class Plaintiffs and the Settlement Class: Jacob A. Goldberg, Faruqi & Faruqi LLP, 2600 Philmont Avenue, Suite 324, Huntingdon Valley, PA 19006, (215) 914-2460.

If you are a Settlement Class member and do not exclude yourself from the Settlement Class, you will be bound by the Final Order and Judgment of the Court. To exclude yourself from the Settlement Class, you must submit a request for exclusion postmarked no later than July 14, 2008, in the manner set forth in the Notice. If you are a Settlement Class member who wishes to object to the Settlement of the Class Action, please refer to the Notice, which provides instructions on how to do so. Please do not contact the Court for information.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America's most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data's brands include AIR MILES(R), North America's premier coalition loyalty program, and Epsilon(R), a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

Alliance Data's Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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